Exhibit 10.4

EXECUTION VERSION

THIRD AMENDED AND RESTATED INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

by and between

E.I. DU PONT DE NEMOURS AND COMPANY

and

THE CHEMOURS COMPANY FC, LLC and THE CHEMOURS COMPANY TT, LLC

Dated as of January 1, 2015

TABLE OF CONTENTS

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	4
Section 1.2	References; Interpretation	11

Article II

GRANTS OF RIGHTS

Section 2.1	License to Chemours of DuPont Licensed IP	11
Section 2.2	Licenses to DuPont of CHEMOURS FC and CHEMOURS TT Licensed Patents	15
Section 2.3	Reservation of Rights	18
Section 2.4	Analytical Methods; Instruments and Tools	18

Article III

PROSECUTION AND MAINTENANCE; OWNERSHIP

Section 3.1	Responsibility and Cooperation	19
Section 3.2	Failure to Prosecute or Maintain	19
Section 3.3	Sale of Licensed Patents by Licensor	21
Section 3.4	Ownership	21
Section 3.5	No Additional Obligations	21

Article IV

ENFORCEMENT

Section 4.1	Notification	22
Section 4.2	Defense and Enforcement	22
Section 4.3	Cooperation	22
Section 4.4	Settlements	23
Section 4.5	Costs, Expenses, and Damages	23
Section 4.6	Patent Challenge Provision	23

Article V

DISCLAIMERS; LIMITATIONS OF LIABILITY; OTHER COVENANTS

Section 5.1	Disclaimer	24
Section 5.2	Limitations on Liability	25
Section 5.3	Compliance	25

List of Schedules

Appendix I	Certain Definitions
Appendix II	Dispute Resolution
Schedule A	Products and Fields
Schedule A-2	Certain Technical Definitions
Schedule B	Consulting Businesses Activities
Schedule C	CHEMOURS FC Licensed Patents
Schedule D	CHEMOURS TT Licensed Patents
Schedule E	DuPont Licensed Engineering and Process Standards and Policies
Schedule F	DuPont Licensed Notebooks
Schedule G	DuPont Licensed Patents
Schedule H	DuPont Licensed Reports
Schedule I	Toxicological Reports
Schedule J	Sites for Engineering Models and Databases
Schedule K	DuPont Retained Names

THIRD AMENDED AND RESTATED INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This THIRD AMENDED AND RESTATED INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”), dated as of January 1, 2015 (the “Effective Date”), is entered into by and between E. I. du Pont de Nemours and Company (“DuPont”), a Delaware corporation, The Chemours Company FC, LLC, a Delaware limited liability company with address at 1209 Orange Street, Wilmington, DE, 19801, U.S.A. (“CHEMOURS FC”), and The Chemours Company TT, LLC, a Pennsylvania limited liability company with address at 116 Pine Street, 3rd Floor, Suite 320, Harrisburg, PA, 17101, U.S.A. (“CHEMOURS TT”) (each of DuPont, CHEMOURS FC and CHEMOURS TT, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties and certain of their Affiliates will enter into that certain Separation Agreement, to be dated June 26, 2015, (the “Separation Agreement”); and

WHEREAS, as of the Effective Date, DuPont has rights to certain Intellectual Property that is necessary or useful with respect to the Chemours Business, and CHEMOURS FC and CHEMOURS TT have rights to certain Intellectual Property that is necessary or useful with respect to DuPont’s retained businesses, and, in contemplation of the Separation Agreement, DuPont wishes to grant to CHEMOURS FC and CHEMOURS TT, and CHEMOURS FC and CHEMOURS TT wish to grant to DuPont, a license to certain of such Intellectual Property, in each case as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1, Appendix I and Schedule A and Schedule A-2.

(a) “Abandoning Party” has the meaning set forth in Section 3.2.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Analytical Methods” means analytical methods and test protocols which may be useful to measure composition and properties (e.g., physical, mechanical, thermal, viscoelastic, viscometric, spectroscopic, etc., including modifications of the foregoing analytical methods and test protocols) used by CHEMOURS TT or CHEMOURS FC or otherwise in CHEMOURS TT’s or CHEMOURS FC’s possession as of the Effective Date. For the avoidance of doubt, all Analytical Methods shall be deemed to be Licensed Know-How (without limiting Section 2.4(b)).

(d) “Challenged Party” has the meaning set forth in Section 4.6(a).

(e) “Challenged Patent” has the meaning set forth in Section 4.6(a).

(f) “Challenging Party” has the meaning set forth in Section 4.6(a).

(g) “Change of Control” means (i) the direct or indirect acquisition, by any Person or group of Persons acting in concert, whether by merger, reorganization, consolidation, sale, operation of law or otherwise, in one transaction or any related series of transactions, of control of such Party or (ii) the sale, transfer or disposition by such Party, in one transaction or any related series of transactions, of all or substantially all of such Party’s assets, in each case other than to a Subsidiary of such Party (but only for so long as such Subsidiary remains a Subsidiary of such Party). For the purposes of this definition, “control” shall have the meaning ascribed to such term in the definition of “Affiliate” herein.

(h) “Chemours Assets” shall have the meaning set forth in the Separation Agreement; provided that, for clarity, with respect to any period prior to the effective date of the Separation Agreement, the term “Chemours Assets” hereunder shall be deemed to have the meaning set forth in the Separation Agreement as of the effective date thereof (as may be modified or amended from time to time in accordance with the terms thereof).

(i) “Chemours Business” shall have the meaning set forth in the Separation Agreement; provided that, for clarity, with respect to any period prior to the effective date of the Separation Agreement, the term “Chemours Business” hereunder shall be deemed to have the meaning set forth in the Separation Agreement as of the effective date thereof (as may be modified or amended from time to time in accordance with the terms thereof).

(j) “Chemours End-Uses” means, with respect to each Chemours Product, those End-Uses of such Chemours Product set forth in Schedule A in the column labelled “Use Field”. For clarity, the Chemours End-Uses shall not include anything in the Excluded Products and Fields.

(k) “Chemours Exclusive End-Uses” means, with respect to each Chemours Product, the Chemours End-Uses of such Chemours Product that are designated as “exclusive” in the column labelled “Use Field” in Schedule A, only as and to the extent so designated and subject to such limitations set forth on Schedule A with respect thereto. For clarity, the Chemours Exclusive End-Uses shall not include any Chemours Non-Exclusive End-Uses or anything in the Excluded Products and Fields.

(l) “Chemours Exclusive Make & Sell Products” means those Chemours Products that are designated as “exclusive” in the column labelled “Make & Sell Field” in Schedule A, only as and to the extent so designated and subject to such limitations set forth on Schedule A with respect thereto. For clarity, the Chemours Exclusive Make & Sell Products shall not include any Chemours Non-Exclusive Make & Sell Products or anything in the Excluded Products and Fields.

(m) “CHEMOURS FC” has the meaning set forth in the Preamble.

(n) “CHEMOURS FC Licensed Patents” means the Patents that are set forth on Schedule C.

(o) “Chemours Non-Exclusive End-Uses” means, with respect to each Chemours Product, the Chemours End-Uses of such Chemours Product that are designated as “non-exclusive” in the column labelled “Use Field” in Schedule A, only as and to the extent so designated and subject to such limitations set forth on Schedule A with respect thereto. For clarity, the Chemours Non-Exclusive End-Uses shall not include anything in the Excluded Products and Fields.

(p) “Chemours Non-Exclusive Make & Sell Products” means those Chemours Products that are designated as “non-exclusive” in the column labelled “Make & Sell Field” in Schedule A, only as and to the extent so designated and subject to such limitations set forth on Schedule A with respect thereto. For clarity, the Chemours Non-Exclusive Make & Sell Products shall not include anything in the Excluded Products and Fields.

(q) “Chemours Products” means those products set forth on Schedule A in the column labelled “Products”, in each case only as and to the extent such product is defined in the column labelled “Product Definitions”. For clarity, the Chemours Products shall not include anything in the Excluded Products and Fields.

(r) “Chemours Sublicensees” has the meaning set forth in Section 2.1(d).

(s) “CHEMOURS TT” has the meaning set forth in the Preamble.

(t) “CHEMOURS TT Licensed Patents” means the Patents that are set forth on Schedule D.

(u) “Confidential Technical Information” means all Know-How, whether in written or other tangible or intangible form, contained or reflected in (1) the Licensed Know-How (except with respect to any DuPont Licensed Engineering and Process Standards and Policies), for which purpose each Party shall be deemed a “Recipient”, and (2) the DuPont Licensed Engineering and Process Standards and Policies, for which purpose CHEMOURS FC and CHEMOURS TT shall be deemed the “Recipient”; including, for example, (i) ideas and concepts for existing products, processes and services; (ii) specifications for products, equipment and processes; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings and graphs; (v) technical, research and engineering data; (vi) formulations and material specifications; (vii) laboratory studies and benchmark tests; (viii) service and operation manuals; (ix) quality assurance policies, procedures and specifications; and (x) evaluation or validation studies, and (3) Know-How developed by the Recipient using any of the foregoing Know-How (provided, however, data shall not be considered Confidential Technical Information only because of the use of an analytical method that constitutes Confidential Technical Information). If CHEMOURS TT or CHEMOURS FC adopts its own standard or policy using any of the Licensed Know-How (e.g., DuPont Licensed Engineering Standards), such standard or policy would constitute Know-How developed by a Recipient using the Licensed Know-How under the foregoing clause (3) and “Confidential Technical Information” hereunder and be subject to the terms of this Agreement (including Article VI). “Confidential Technical Information” shall also include any physical or tangible items embodying or including any Confidential Technical Information. Notwithstanding the foregoing, Confidential Technical Information shall not include any information which:

(a)	is publicly known prior to the Effective Date; or

(b)	becomes publicly known through no fault of the Recipient or as permitted under this Agreement;

(c)	is or has been disclosed to the Recipient by a Third Party who has a lawful right to disclose the information, except to the extent covered by an obligation of confidentiality or restricted use to the Third Party; or

(d)	is independently developed by or for the Recipient without use of Confidential Technical Information for which the party is deemed a Recipient under this Agreement;

provided that: (i) technical information or know-how shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general knowledge in the public domain or in the Recipient’s possession; and (ii) no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Recipient’s possession, unless the combination itself and its principle of operations are in the public domain or in the Recipient’s possession.

(v) “DuPont” has the meaning set forth in the Preamble.

(w) “DuPont Competitor” means each of the following Persons, including each of its Affiliates and its and their respective successors and assigns: Monsanto Company, The Dow Chemical Company, Bayer Aktiengesellschaft, BASF SE, 3M Company, INVISTA B.V., Lucite International Ltd., Novozymes A/S, Panasonic Corporation, Solvay S.A., and Daikin Industries, Ltd.

(x) “DuPont Licensed Engineering and Process Standards and Policies” means, collectively, (i) DuPont Licensed Engineering Standards, and (ii) the DuPont Licensed SHE Standards. Once CHEMOURS TT or CHEMOURS FC adopts its own standard or policy using any of the Licensed Know-How (e.g., DuPont Licensed Engineering Standards or DuPont Licensed SHE Standards), such standard or policy would not constitute DuPont Licensed Engineering and Process Standards and Policies under the terms of this Agreement, provided that as part of the process of adopting such a standard or policy, each of CHEMOURS FC and CHEMOURS TT shall (i) remove, strike over, or otherwise obliterate all DuPont Retained Names and (ii) delete any material or provisions not applicable to the Chemours Assets from the applicable DuPont Licensed Engineering and Process Standards and Policies used in creating such adopted standard or policy and shall cease to make any use of any DuPont Retained Names or any such material or provisions in connection therewith.

(y) “DuPont Licensed Engineering Standards” means the standards, protocols, processes, and policies, including the engineering guidelines which consist of that library of “how-to” guides for designing, constructing, maintaining, and operating facilities, each only to the extent documented in documents set forth on Part I of Schedule E. Once CHEMOURS TT or CHEMOURS FC adopts its own standard or policy using any of the Licensed Know-How (e.g., DuPont Licensed Engineering Standards), subject to the proviso in the definition of “DuPont Licensed Engineering and Process Standards and Policies,” such standard or policy would not constitute DuPont Licensed Engineering Standards under the terms of this Agreement.

(z) “DuPont Licensed IP” means the Licensed Know-How and DuPont Licensed Patents.

(aa) “DuPont Licensed Notebooks” means the notebooks that are set forth on Schedule F.

(bb) “DuPont Licensed Patents” means the Patents that are set forth on Schedule G.

(cc) “DuPont Licensed Reports” means the reports that are set forth on Schedule H.

(dd) “DuPont Licensed SHE Standards” means the DuPont Safety, Health, and Environmental standards to the extent set forth on Part II of Schedule E. Once CHEMOURS TT or CHEMOURS FC adopts its own standard or policy using any of the Licensed Know-How (e.g., DuPont Licensed SHE Standards), subject to the proviso in the definition of “DuPont Licensed Engineering and Process Standards and Policies,” such standard or policy would not constitute DuPont Licensed SHE Standards under the terms of this Agreement.

(ee) “DuPont Retained Names” means the names and marks set forth in Schedule K, and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(ff) “DuPont Sublicensees” has the meaning set forth in Section 2.2(c).

(gg) “Effective Date” has the meaning set forth in the Preamble.

(hh) “End-Uses” means, with respect to a product or item, any products, applications, processes, end-uses or other items of or incorporating such product or item. For clarity, the End-Uses of a product or item include the use of such product or item for any purpose, including making any other product (including in a reaction to make another chemical or use in another composition or formulation, such as paint) or for its intended (or unintended) purpose, including application to an object.

(ii) “Energy Storage Collaboration Agreement” means the Energy Storage Collaboration Agreement dated as of February 1, 2015 entered into by and between DuPont and CHEMOURS FC.

(jj) “Enforcing Party” has the meaning set forth in Section 4.2.

(kk) “Engineering Models and Databases” means (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment or reactions, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior, and (d) databases with historical operational data, in each case to the extent owned by DuPont or its Affiliates as of the Effective Date and used with, and necessary for, operation of equipment and unit operations included in the Chemours Assets in connection with the Chemours Business and also used or useful in or otherwise related to DuPont’s retained businesses, provided that such equipment or unit operations are located at the Chemours sites listed in Schedule J.

(ll) “Excluded Products and Fields” means, collectively, (i) anything not expressly licensed to Licensee under Section 2.1(a) (including any End-Uses of any Chemours Product other than the Chemours End-Uses for such Chemours Product); (ii) anything excluded from Licensee’s rights under Section 2.1(b), and (iii) anything exclusively licensed to DuPont under Section 2.2(a).

(mm) “Exclusively Licensed IP” means (i) with respect to CHEMOURS FC and CHEMOURS TT as the Licensee, any DuPont Licensed IP exclusively licensed to CHEMOURS FC and CHEMOURS TT under Section 2.1, in each case only with respect to (A) making, having made, offering for sale, selling, or importing or exporting in connection therewith, Chemours Exclusive Make & Sell Products or (B) using Chemours Exclusive Make & Sell Products in Chemours Exclusive End-Uses, and (ii) with respect to DuPont as the Licensee, any CHEMOURS FC Licensed IP or CHEMOURS TT Licensed IP exclusively licensed to DuPont under Section 2.2. For clarity, with respect to CHEMOURS FC and CHEMOURS TT, Exclusively Licensed IP shall not include anything licensed to or reserved by DuPont (for its benefit or the benefit of its Affiliates, customers or customers’ customers) in Section 2.2.

(nn) “Instruments & Tools” means physical devices (e.g., instruments and tools) that measure properties or performance of CHEMOURS TT, CHEMOURS FC or DuPont products, or customers’ products containing or made using CHEMOURS TT, CHEMOURS FC or DuPont products.

(oo) “Invalidity Allegations” has the meaning set forth in Section 4.1.

(pp) “Know-How” means trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, models and methodologies, excluding, for clarity, Patents.

(qq) “Licensed IP” means the CHEMOURS FC Licensed Patents and CHEMOURS TT Licensed Patents, with respect to the licenses to DuPont hereunder, and the DuPont Licensed IP, with respect to the licenses to CHEMOURS FC and CHEMOURS TT hereunder.

(rr) “Licensed Know-How” means the DuPont Licensed Engineering and Process Standards and Policies, the DuPont Licensed Notebooks, the Engineering Models and Databases, the DuPont Licensed Reports, and the Toxicological Reports and Data, in each case (i) notwithstanding that CHEMOURS FC or CHEMOURS TT may be in possession of such Know-How as of the Effective Date, and (ii) including all Know-How contained or reflected therein, whether in written or other tangible or intangible form, together with any physical or tangible items embodying or including any of the foregoing.

(ss) “Licensee” means each of CHEMOURS FC and CHEMOURS TT, with respect to the DuPont Licensed IP, and DuPont, with respect to the CHEMOURS FC Licensed Patents and the CHEMOURS TT Licensed Patents.

(tt) “Licensor” means CHEMOURS FC with respect to the CHEMOURS FC Licensed Patents, CHEMOURS TT with respect to the CHEMOURS TT Licensed Patents, and DuPont with respect to the DuPont Licensed IP.

(uu) “Party” has the meaning set forth in the Preamble.

(vv) “Patent Challenge” means any direct or indirect (including by supporting an Action brought by another Person) challenge to the validity, patentability, enforceability, non-infringement or ownership of any Patent, including any such (i) court challenge (including any such declaratory judgment action), or (ii) activity or proceeding before a patent office or other Governmental Entity or registrar, including any reissue, reexamination, pre-grant review, post-grant review, opposition or similar proceeding.

(ww) “Patents” means, collectively, (a) any patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof; and (b) scheduled written patent proposals and patents and patent applications as described in the foregoing clause (a) resulting therefrom. (At a Licensee’s request, the Licensor shall promptly provide the requesting Licensee a copy of a patent application included in the Licensed IP owned by Licensor and filed on the Licensor’s written patent proposal and the serial number or grant number of Patents resulting therefrom.)

(xx) “Representatives” has the meaning set forth in Section 6.1(a).

(yy) “Separation Agreement” has the meaning set forth in the Recitals.

(zz) “Sublicensees” has the meaning set forth in Section 2.2(c).

(aaa) “Third Party” means any Person other than DuPont, CHEMOURS FC, CHEMOURS TT, and their respective Affiliates.

(bbb) “Third Party Infringement” has the meaning set forth in Section 4.1.

(ccc) “Toxicological Reports and Data” means the Haskell reports that are set forth on Schedule I and toxicological reports and data developed in support of registration and regulatory compliance.

(ddd) “Valid Claim” means a claim of an issued and unexpired Patent that (i) has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. The word “or” indicates an alternative, but not a mutually exclusive alternative unless clearly indicated as being mutually exclusive, such as when preceded in a clause by the word “either”. As used herein, “copolymer” means polymers comprising copolymerized units resulting from copolymerization of two or more comonomers including dipolymers, terpolymers, tetrapolymers, etc.

ARTICLE II

GRANTS OF RIGHTS

Section 2.1 License to Chemours of DuPont Licensed IP.

(a) General Licenses. Subject to the terms and conditions of this Agreement (including Section 2.1(b) and Section 2.1(c)), acting on behalf of itself and its Affiliates, DuPont hereby grants CHEMOURS FC and CHEMOURS TT an irrevocable, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.1(d)), worldwide license in, to and under the DuPont Licensed IP only to:

(i) make, have made, offer for sale, sell, and import and export in connection therewith, each Chemours Product, which license shall be exclusive to the extent such Chemours Product constitutes a Chemours Exclusive Make & Sell Product and non-exclusive to the extent such Chemours Product constitutes a Chemours Non-Exclusive Make & Sell Product; and

(ii) use each Chemours Product for the applicable Chemours End-Use, which license shall be exclusive to the extent such Chemours End-Use constitutes a Chemours Exclusive End-Use and non-exclusive to the extent such Chemours End-Use constitutes a Chemours Non-Exclusive End-Use;

provided, further, that in the Energy Storage Field, CHEMOURS FC’s and CHEMOURS TT’s licenses under each of the foregoing (i) and (ii) shall be further limited as follows:

(iii) with respect to Fluoropolymer Products and Fluorochemical Products, only to make, have made, sell, offer to sell, import, export and use Chemours Energy Storage Products;

(iv) to make, have made, import and export Energy Storage Fluorinated Solvents and Fluorinated Solvent Intermediates only for sale to DuPont or its Affiliates (subject to such other terms and conditions as are mutually agreed in writing between the applicable Parties in the Energy Storage Collaboration Agreement or any other agreement between the applicable Parties specifically referencing this Agreement); and

(v) to make, have made, sell, offer to sell, import, export and use Chemours Products other than Fluoropolymer Products, Fluorochemical Products, Energy Storage Fluorinated Solvents and Fluorinated Solvent Intermediates.

(b) Certain Exclusions from the Licenses to Chemours. Notwithstanding anything to the contrary herein (including Section 2.1(a)), CHEMOURS FC and CHEMOURS TT are not granted any and shall have no rights hereunder with respect to, and DuPont hereby expressly reserves all rights and licenses in, to and under, the DuPont Licensed IP:

(i) with respect to each Chemours Product, anything described on Schedule A in the corresponding column labelled “Excluded Products and Fields” (including that, for clarity, to the extent any use or application is described in the “Excluded Products and Fields” for a Chemours Non-Exclusive Make & Sell Product or Chemours Exclusive Make & Sell Product, CHEMOURS FC and CHEMOURS TT shall have no rights hereunder to sell or otherwise provide such Chemours Product to any other Person for such use or application);

(ii) to make, have made, sell or offer for sale, import, export or use any VF Products, provided, however, that the foregoing shall not restrict CHEMOURS FC or CHEMOURS TT (or their respective permitted Chemours Sublicensees) from engaging in the Permitted VF Activities;

(iii) to make, have made, sell or offer for sale, import, export or use any films for Photovoltaic Backsheet or polymers, polymer dispersions or adhesives used in making or supporting films for Photovoltaic Backsheet (collectively, “PV Products”), provided, however, that the foregoing shall not restrict CHEMOURS FC or CHEMOURS TT (or their respective permitted Chemours Sublicensees) from engaging in the Permitted PV Activities;

(iv) to make, have made, sell, offer for sale, import, export or use any (a) Crop Protection Products (other than purchasing Crop Protection Products and using them for their intended purpose) and (b) Fluoropolymer Products and Fluorochemical Products for use in making Pesticide Chemicals; provided, however, that this shall not exclude the right to make, have made, offer for sale, sell, and import and export a Fluoropolymer Product or Fluorochemical Product that is a Commodity Chemical for use in making Pesticide Chemicals; or

(v) to make, have made, sell or offer for sale, or import or export in connection therewith, VF.

(c) DuPont Licensed Engineering and Process Standards and Policies. Notwithstanding anything to the contrary herein, CHEMOURS FC’s and CHEMOURS TT’s licenses under Section 2.1(a) above shall be further limited to only practicing such DuPont Licensed Engineering and Process Standards and Policies at any location where the Chemours Assets are situated and only to the extent necessary to maintain and operate the Chemours Assets and only until the Standards Adopted Date.

(d) Sublicenses. CHEMOURS FC and CHEMOURS TT may sublicense each of their respective rights under Section 2.1 (other than Section 2.1(c)) to its Affiliates and Third Parties, in each case only in connection with the operation of the Chemours Business; provided that with respect to DuPont Licensed Engineering Standards and DuPont Licensed SHE Standards, subject to Section 2.1(c), CHEMOURS FC and CHEMOURS TT may sublicense each of their respective rights under Section 2.1(c) only to such of its Affiliates which, as of the Effective Date, are operating or maintaining the applicable Chemours Assets, in each case only in connection with the maintenance and operation of the applicable Chemours Assets (each such Affiliate or Third Party, a “Chemours Sublicensee”). Each sublicense granted under Licensed Know-How shall be granted pursuant to a written agreement which is subject to, and consistent with, the terms and conditions of this Agreement and which provides that DuPont shall be an intended third party beneficiary thereunder with the right of direct enforcement against such sublicensee for not less than the first ten (10) years of the term thereof. For clarity, granting a sublicense shall not relieve CHEMOURS FC or CHEMOURS TT of any obligations hereunder and CHEMOURS FC and CHEMOURS TT shall cause each of their respective Chemours Sublicensees which are Affiliates of CHEMOURS FC or CHEMOURS TT (as applicable) to comply, and shall remain responsible for such Chemours Sublicensees’ compliance, with the terms hereof applicable to CHEMOURS FC and CHEMOURS TT.

(e) Non-Assertion. In addition to any licenses granted by DuPont under Section 2.1(a), DuPont hereby agrees not to assert (and shall cause its Affiliates not to assert) any (i) Patent that is associated with the DuPont Perfluorinated Elastomers in the DuPont “OneIP” database as of the Effective Date or (ii) DuPont Perfluorinated Elastomers Know-How that is used in connection with any Chemours Fluoroelastomer Products as of the Effective Date, in each case with respect to:

(i) CHEMOURS FC or any of its Affiliates making, having made, using, selling, offering to sell or importing Chemours Fluoroelastomer Products (on any scale) which CHEMOURS FC or any of its Affiliates is making, having made, using, selling, offering to sell or importing on a commercial scale as of the Effective Date (and substantial equivalent Chemours Fluoroelastomer Products thereof) in the same or substantially equivalent process as done as of the Effective Date; or

(ii) any licensee or sublicensee (each of the foregoing, as in effect as of the Effective Date) (including any customer or customer’s customers of CHEMOURS FC or any of its Affiliates or such authorized licensee or sublicensee) of CHEMOURS FC or any of its Affiliates making, having made, using, selling, offering to sell or importing Chemours Fluoroelastomer Products (on any scale) which such licensee or sublicensee is making, having made, using, selling, offering to sell or importing on a commercial scale as of the Effective Date (and substantial equivalent Chemours Fluoroelastomer Products thereof) in the same or substantially equivalent process as authorized by CHEMOURS FC or any of its Affiliates and as practiced as of the Effective Date;

provided, however, that the foregoing non-assert shall not apply to anything in the Excluded Products and Fields.

(f) Consulting Businesses Activities. In addition to the rights granted under Sections 2.1(a), subject to the terms and conditions of this Agreement (including Section 2.1(b) and Section 2.1(c)):

(i) DuPont, acting on behalf of itself and its Affiliates, hereby acknowledges and agrees that each of CHEMOURS FC and CHEMOURS TT and their respective Affiliates shall at all times have and retain, and each of CHEMOURS FC and CHEMOURS TT hereby expressly reserves for itself and its Affiliates, the worldwide rights under the CHEMOURS FC Licensed Patents and CHEMOURS TT Licensed Patents (as applicable) to, and to license or sublicense any Persons to conduct and otherwise engage in the applicable activities designated for CHEMOURS FC or CHEMOURS TT (as applicable) and described in Schedule B, in each case only as described therein and subject to such restrictions with respect thereto as set forth in Schedule B, in each case on an irrevocable, royalty-free and fully paid-up basis; and

(ii) DuPont, acting on behalf of itself and its Affiliates, hereby grants each of CHEMOURS FC and CHEMOURS TT and their respective Affiliates an irrevocable, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.1(d)), worldwide, non-exclusive license in, to and under the Licensed Know-How to conduct and otherwise engage in the applicable activities designated for CHEMOURS FC or CHEMOURS TT (as applicable) and described in Schedule B, in each case only as described therein and subject to such restrictions with respect thereto as set forth in Schedule B.

For the avoidance of doubt, the reservations and grants set forth in the foregoing clauses (i) and (ii) in this Section 2.1(f) shall not, and shall not be deemed to, render any other right of or grant to CHEMOURS FC or CHEMOURS TT in this Agreement that is not non-exclusive (e.g., an exclusive license) to be non-exclusive or otherwise limit such right or grant.

(g) By-Products, Impurities and Intermediates of Chemours Products. For the avoidance of doubt, subject to the terms and conditions of this Agreement (including Section 2.1(b) and Section 2.1(c)), the rights granted under Section 2.1(a) shall include the rights to make or have made any by-product, impurity or intermediate of any process to make any Chemours Product in connection with exercising such rights granted under Section 2.1(a), in each case without limiting any of the restrictions and exclusions hereunder.

(h) Third Party Rights. Notwithstanding anything to the contrary herein, the licenses granted under this Section 2.1, including any exclusivity thereof, are subject to any rights of or obligations owed to any Third Parties with respect to the applicable Licensed IP pursuant to agreements existing as of the Effective Date between the applicable Licensor or its Affiliates and such Third Parties.

Section 2.2 Licenses to DuPont of CHEMOURS FC and CHEMOURS TT Licensed Patents.

(a) License Grant. Subject to the terms and conditions of this Agreement, acting on behalf of itself and its Affiliates, each of CHEMOURS FC (with respect to the CHEMOURS FC Licensed Patents) and CHEMOURS TT (with respect to the CHEMOURS TT Licensed Patents) hereby grants DuPont an irrevocable, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.2(c)), worldwide license in, to and under the CHEMOURS FC Licensed Patents (with respect to CHEMOURS FC and its Affiliates) and the CHEMOURS TT Licensed Patents (with respect to CHEMOURS TT and its Affiliates) to make, have made, offer for sale, sell, import, export and use:

(i) any Chemours Non-Exclusive Make & Sell Products, which license to make and have made (and to import and export in conjunction therewith) shall be non-exclusive, and which (subject to Sections 2.2(a)(ii), (iii), (iv) and (vi)) license to offer for sale, sell and use (and to import and export in conjunction therewith) shall be non-exclusive outside of the Chemours Exclusive Make & Sell End-Uses;

(ii) with respect to each Chemours Product, anything described on Schedule A in the corresponding column labelled “Excluded Products and Fields”, which license shall be exclusive;

(iii) any VF Products, which license shall be exclusive, provided, however, that the foregoing shall not restrict CHEMOURS FC or CHEMOURS TT (or their respective permitted Chemours Sublicensees) from engaging in the Permitted VF Activities;

(iv) any PV Products, which license shall be exclusive, provided, however, that the foregoing shall not restrict CHEMOURS FC or CHEMOURS TT (or their respective permitted Chemours Sublicensees) from engaging in the Permitted PV Activities;

(v) in the Energy Storage Field, subject to such other terms and conditions as are mutually agreed in writing between the applicable Parties in the Energy Storage Collaboration Agreement or any other agreement between the applicable Parties specifically referencing this Agreement, anything (including products, End-Uses or activities) not exclusively licensed to CHEMOURS FC and CHEMOURS TT under Section 2.1(a), and which license shall be non-exclusive where CHEMOURS FC or CHEMOURS TT is granted non-exclusive rights under Section 2.1(a) and otherwise exclusive; and

(vi) anything (including products, End-Uses or activities) not expressly exclusively licensed to CHEMOURS FC and CHEMOURS TT under Section 2.1(a), which license shall be non-exclusive where CHEMOURS FC or CHEMOURS TT is granted non-exclusive rights under Section 2.1(a) and otherwise exclusive.

(b) DuPont Reserved Rights. Notwithstanding anything to the contrary herein (including any exclusivity granted under Section 2.1 or limitations under Section 2.2(a)), and in addition to the rights granted to DuPont under Section 2.2(a), acting on behalf of itself and its Affiliates, each of CHEMOURS FC and CHEMOURS TT hereby:

(i) acknowledges and agrees that DuPont and its Affiliates shall at all times have and retain, and DuPont hereby expressly reserves for itself and its Affiliates, the DuPont Reserved Rights; and

(ii) grants DuPont an irrevocable, royalty-free, fully paid-up, sublicenseable (to the extent permitted in Section 2.2(c)), worldwide license in, to and under the CHEMOURS FC Licensed Patents (with respect to CHEMOURS FC and its Affiliates) and the CHEMOURS TT Licensed Patents (with respect to CHEMOURS FC and its Affiliates) to exercise the DuPont Reserved Rights.

For the avoidance of doubt, the reservation and grants in this Section 2.2(b) shall be on a non-exclusive basis, provided, however, that the provisions of this Section 2.2(b) shall not, and shall not be deemed to, render any other right of or grant to DuPont in this Agreement that is not non-exclusive (e.g., an exclusive license) to be non-exclusive or otherwise limit such right or grant.

(c) Sublicenses. DuPont may sublicense its rights under this Section 2.2 to its Affiliates and Third Parties (each such Affiliate and Third Party, a “DuPont Sublicensee,” and, collectively with any Chemours Sublicensees, the “Sublicensees”), in each case without restriction. For clarity, granting a sublicense shall not relieve DuPont of any obligations hereunder and DuPont shall cause the DuPont Sublicensees which are Affiliates of DuPont to comply, and shall remain responsible for such DuPont Sublicensees’ compliance, with the terms hereof applicable to DuPont.

(d) Non-Assertion. In addition to any licenses granted by CHEMOURS FC and CHEMOURS TT under Section 2.2(a), CHEMOURS FC hereby agrees not to assert (and shall cause its Affiliates not to assert) any (i) Patent that is associated with any Chemours Fluoroelastomer Products in the DuPont “OneIP” database as of the Effective Date or (ii) Chemours Fluoroelastomer Products Know-How that is used in connection with any DuPont Perfluorinated Elastomers as of the Effective Date, in each case with respect to:

(i) DuPont or any of its Affiliates making, having made, using, selling, offering to sell or importing DuPont Perfluorinated Elastomers (on any scale) which DuPont or any of its Affiliates is making, having made, using, selling, offering to sell or importing on a commercial scale as of the Effective Date (and substantial equivalent DuPont Perfluorinated Elastomers thereof) in the same or substantially equivalent process as done as of the Effective Date; or

(ii) any licensee or sublicensee (each of the foregoing, as in effect as of the Effective Date) (including any customer or customer’s customers of DuPont or any of its Affiliates or such authorized licensee or sublicensee) of DuPont or any of its Affiliates making, having made, using, selling, offering to sell or importing DuPont Perfluorinated Elastomers (on any scale) which such licensee or sublicensee is making, having made, using, selling, offering to sell or importing on a commercial scale as of the Effective Date (and substantial equivalent DuPont Perfluorinated Elastomers thereof) in the same or substantially equivalent process as authorized by DuPont or any of its Affiliates and as practiced as of the Effective Date.

(e) Consulting Businesses Activities. In addition to the rights granted and reserved under Sections 2.2(a) and 2.2(b), subject to the terms and conditions of this Agreement, each of CHEMOURS FC and CHEMOURS TT, acting on behalf of itself and its Affiliates, hereby acknowledges and agrees that DuPont and its Affiliates shall at all times have and retain, and DuPont hereby expressly reserves for itself and its Affiliates, the worldwide rights under the DuPont Licensed IP to, and to license or sublicense any Persons to, conduct and otherwise engage in the applicable activities designated for DuPont and described in Schedule B, in each case only as described therein and subject to such restrictions with respect thereto as set forth in Schedule B, in each case on an irrevocable, royalty-free and fully paid-up basis. For the avoidance of doubt, the provisions of this Section 2.2(e) shall not, and shall not be deemed to, render any other right of or grant to DuPont in this Agreement that is not non-exclusive (e.g., an exclusive license) to be non-exclusive or otherwise limit such right or grant.

(f) Chemical and Biological Clearing House Operations. CHEMOURS FC and CHEMOURS TT understand that DuPont’s Crop Chemicals business operates a Chemical and Biological Clearing House (CBCH) containing large numbers of samples of chemicals and that DuPont and its Affiliates exchange or sell those chemicals (directly or indirectly through others) and agree that, notwithstanding anything to the contrary in this Agreement, DuPont and its Affiliates may carry out such activities using the DuPont Licensed IP without restriction and, notwithstanding any other provision of this Agreement, the foregoing shall not constitute a breach or other violation of this Agreement.

(g) Third Party Rights. Notwithstanding anything to the contrary herein, the licenses granted under this Section 2.2, including any exclusivity thereof, are subject to any rights of or obligations owed to any Third Parties with respect to the applicable Licensed IP pursuant to agreements existing as of the Effective Date between the applicable Licensor or its Affiliates and such Third Parties.

Section 2.3 Reservation of Rights. Except as provided in the Separation Agreement or any Ancillary Agreement, each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except as otherwise expressly set forth herein. Except as set forth in this Agreement, this Agreement shall not restrict DuPont’s or its Affiliates’ ability to purchase and use any product (including products obtained from another Party or Third Parties) for any purpose, provided, however, that this provision shall not be construed to require any Party or any of its Affiliates to sell any product to the other Party.

Section 2.4 Analytical Methods; Instruments and Tools. Each Party acknowledges and agrees that:

(a) Each Party and its Affiliates shall have the right to use the Analytical Methods for any and all purposes, subject to and without limiting the restrictions and limitations on CHEMOURS FC’s and CHEMOURS TT’s licenses hereunder (including under Section 2.1(b) and Section 2.1(c)); and

(b) Data and other information produced or otherwise resulting from the use of an Analytical Method shall not be deemed to be Licensed Know-How only by virtue of the fact that such Analytical Method constitutes Licensed Know-How under this Agreement.

(c) For the avoidance of doubt, each of CHEMOURS FC, CHEMOURS TT and DuPont and their respective Affiliates shall be permitted to use the Licensed Know-How to make, have made, offer for sale, sell, import, export and use Instruments & Tools for the products it is permitted to make and sell under the terms of this Agreement, or to analyze products it purchases from any other Party or any other Person, and to make, have made, offer for sale, sell, import, export and use such Instruments & Tools to support the sales or use of any of such products or its own products; provided, however, that DuPont and its Affiliates shall not use information specific to the Exclusive Analyzers in developing such products. For clarity, data and other information produced or otherwise resulting from the use of such Instruments & Tools shall not be deemed to be Licensed Know-How only by virtue of the fact that such Instruments & Tools were made, offered for sale or sold, or operate using Licensed Know-How.

ARTICLE III

PROSECUTION AND MAINTENANCE; OWNERSHIP

Section 3.1 Responsibility and Cooperation.

(a) Subject to Section 3.2, Licensor shall be solely responsible for filing, prosecuting, and maintaining all Patents within the Licensed IP owned by Licensor. Licensor shall be responsible for all costs associated with filing, prosecuting, and maintaining such Patents. Without limiting the foregoing, each of CHEMOURS FC and CHEMOURS TT shall use commercially reasonable efforts to prosecute and maintain in good faith all Patents within the CHEMOURS FC Licensed Patents or CHEMOURS TT Licensed Patents (as applicable), in each case solely with respect to Patents having claims which relate to any products, End-Uses or activities in the Excluded Field.

(b) Licensee shall reasonably cooperate with Licensor with respect to providing such information or taking such other actions as may be mutually agreed by the Parties in writing in order to protect each Party’s rights in the Licensed IP in connection with requirements or provisions of applicable Laws in local jurisdictions (such as, by way of example and without limitation, providing mutually agreed information to support Patent working requirements in India).

(c) The Parties agree to reasonably cooperate with each other with respect to preparing instruments (to be mutually agreed in writing by the Parties) to record Licensee as the licensee of the Licensed IP in any applicable foreign Governmental Entity or registrar where such recordation is required, in each case as and to the extent so required under the applicable Laws of such jurisdictions, and Licensee shall have the right to record such instrument with the applicable Governmental Entity or registrar, in each case at Licensee’s sole cost and expense. Notwithstanding anything to the contrary in any such instrument, to the extent of any conflict or inconsistency between this Agreement and such instrument, this Agreement shall control. For clarity and without limiting the foregoing, any such instrument may or may not refer to this Agreement or include disclaimers, limitations or exceptions with respect to the Licensed IP or the licenses thereto and may be dated as of, before or after the Effective Date.

Section 3.2 Failure to Prosecute or Maintain.

(a) In the event that either Party as Licensor decides to forego prosecution or maintenance of a Patent for which it is allocated responsibility pursuant to Section 3.1, such Licensor (the “Abandoning Party”) shall use commercially reasonable efforts to provide written notice to Licensee (or, if DuPont is the Abandoning Party, either CHEMOURS FC or CHEMOURS TT, at DuPont’s election) at least thirty (30) days prior to the final deadline for taking a necessary step to continue to prosecute or maintain the applicable Patent (such notice, the “Assumption Notice”). Upon receipt of such Assumption Notice, such Licensee will have the option of assuming responsibility for such prosecution and maintenance at its sole expense. If such Licensee elects to assume responsibility for prosecution and maintenance pursuant to this Section 3.2, such Licensee shall notify the Abandoning Party in writing of such election within thirty (30) days (or such shorter period requested where the final deadline is in less than thirty (30) days or the Abandoning Party will be required to incur significant expense to continue or maintain a Patent) following such Assumption Notice from the Abandoning Party, and the Abandoning Party shall either:

(i) withdraw its decision to abandon and continue prosecuting or maintaining such Patent at its expense; or

(ii) assign its entire right, title, and interest in such Patent to Licensee; provided that the Abandoning Party shall:

(1) retain (and is hereby granted) a license with respect to the applicable Patent consistent with Section 2.1 (if the Abandoning Party is CHEMOURS FC or CHEMOURS TT, and such Patent shall thereafter be deemed a DuPont Licensed Patent hereunder) or Section 2.2 (if the Abandoning Party is DuPont, and such Patent shall thereafter be deemed a CHEMOURS FC Licensed Patent or CHEMOURS TT Licensed Patent (as applicable) hereunder), except that such license shall be nonexclusive, and

(2) have no other obligation thereby to assign any related Patents or Patent applications, including any Patents or Patent applications in such assigned Patent’s family.

(b) For avoidance of doubt, if the applicable Licensee does not notify the Abandoning Party of its election in writing within thirty (30) days following the applicable Assumption Notice from the Abandoning Party (or such shorter period as specified in Section 3.2(a)), such Licensee (or, if DuPont is the Abandoning Party, both CHEMOURS FC and CHEMOURS TT) shall be deemed to have elected to not assume responsibility for prosecution and maintenance pursuant to this Section 3.2 and the Licensor may abandon such Patent or decide not to abandon such Patent.

(c) Neither Licensor shall be liable to any Licensee for any inadvertent, unintentional or unavoidable abandonment of any Patent of such Licensor. The assignee Party shall be responsible for preparing and filing assignment documents required for completing formalities to assign the applicable Patent pursuant to Section 3.2(a)(ii). In the event of an assignment of a Patent pursuant to Section 3.2(a)(ii), the Parties agree to reasonably cooperate in executing appropriate assignment documents provided by the assignee Party to complete such formalities, such as powers of attorney and documents for recording assignments for all such assigned Patents, upon request from the assignee Party. All out-of-pocket expenses associated with preparing and recording any assignment of a Patent under Section 3.2(a)(ii) shall be paid by the assignee Party. For the avoidance of doubt, (a) the assignee shall become responsible for all prosecution or maintenance as of the date of the notice indicating its desires for the assignment and (b) the assignee shall be responsible for all payments due to continue or maintain the Patent, including any expenses for legal services, fees and the like in bills received after receipt of the Assumption Notice (unless the Licensor decides not to abandon the Patent in accordance with the foregoing clause (b)). (If requested by the assignor, the assignee shall promptly reimburse the assignor for any such fee or expense.) If a Patent is assigned under Section 3.2(a)(ii), then, unless otherwise agreed in writing, the assignee may abandon such Patent without notice or obligation of assignment to the other Party.

(d) Notwithstanding the foregoing, each Licensor shall be (i) free to abandon unpublished patent applications and patent proposals and (ii) shall have no obligation to file any national or regional application based on any international or regional patent applications or filings (including any PCT or EPO applications) whether or not designated under such applications or filings, and such Licensor shall not be obligated to file any patent application based on any patent proposal (in the case of (i)) or designation (in the case of (ii)), in each case without any obligation of notice or assignment in connection with any of the foregoing. No advanced notice thereof shall be required, and such Licensor shall notify the Licensee(s) within thirty (30) days after receiving from Licensee a written request for a status update with respect thereto.

(e) For the purposes of this Section 3.2 only, notices concerning abandoning and assignment of Patents may be sent by e-mail to an e-mail account designated by each Party for sending and receiving such notices, each of which e-mail accounts as of the date hereof is set forth below and can be changed by sending advance written notice to the other Parties at their identified e-mail accounts:

Email Account for DuPont:	erik.w.perez@dupont.com

Email Account for CHEMOURS FC:	patentlegal@chemours.com

Email Account for CHEMOURS TT:	patentlegal@chemours.com

Section 3.3 Sale of Licensed Patents by Licensor. Licensor and its Affiliates shall be free to sell, convey or transfer any Patent licensed by it hereunder so long as the sale, conveyance or transfer is accomplished subject to any rights hereunder of each Licensee and its Affiliates.

Section 3.4 Ownership. As between the Parties, Licensee acknowledges and agrees that (i) CHEMOURS FC owns the CHEMOURS FC Licensed Patents, CHEMOURS TT owns the CHEMOURS TT Licensed Patents and DuPont owns the DuPont Licensed IP, (ii) except as provided in Section 3.2, neither Licensee, nor its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed IP owned by the Licensor, and (iii) Licensee shall not, and shall cause its Affiliates and its Sublicensees to not, represent that they have an ownership interest in any of the Licensed IP owned by the Licensor.

Section 3.5 No Additional Obligations. This Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for, enforce, or otherwise manage any Intellectual Property except as expressly set forth herein.

ARTICLE IV

ENFORCEMENT

Section 4.1 Notification. If Licensee becomes aware of (a) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation, or other violation of any Exclusively Licensed IP licensed to such Licensee in the field where the Licensee has an exclusive license hereunder (“Third Party Infringement”) or (b) any written Third Party allegations of invalidity or unenforceability of any Exclusively Licensed IP licensed to such Licensee (“Invalidity Allegations”), Licensee shall promptly notify Licensor thereof in writing.

Section 4.2 Defense and Enforcement. Licensor shall have the sole initial right, but not the obligation, to elect to bring an Action or enter into settlement discussions regarding Third Party Infringements and Invalidity Allegations with respect to any Exclusively Licensed IP licensed by such Licensor at Licensor’s sole expense. If Licensor does not so elect for a Third Party Infringement or Invalidity Allegation with respect to such Exclusively Licensed IP within one-hundred eighty (180) days after receiving notice from Licensee pursuant to Section 4.1, or Licensor providing notice to Licensee thereof, Licensor shall promptly notify Licensee in writing and such Licensee shall have the right to bring an Action or enter into settlement discussions regarding such Third Party Infringement or Invalidity Allegations at its sole expense; provided, further, that (i) if Licensor does not bring such an Action or elect to (or does not notify Licensee of its election to) bring such an Action for a Third Party Infringement or to defend an Invalidity Allegation with respect to such Exclusively Licensed IP by ten (10) Business Days before the deadline for filing the applicable filing or response, such Licensee shall have the right to bring an Action regarding such Third Party Infringement or Invalidity Allegations at its sole expense, and (ii) Licensor shall have no liability for failing to so notify Licensee as provided in this sentence of this Section 4.2. The Party that elects to bring an Action or enters into settlement discussions in accordance with this Section 4.2 (the “Enforcing Party”) shall control such Action or settlement discussions (as applicable). Notwithstanding the foregoing, if Invalidity Allegations arise in an opposition, interference, reissue proceeding, reexamination or other proceeding before any patent office, the Licensor of the applicable Patent shall have the right to defend such Invalidity Allegations or enter into settlement discussions with respect thereto.

Section 4.3 Cooperation. If the Enforcing Party brings an Action or enters into settlement discussions in accordance with Section 4.2, each other Party shall provide reasonable assistance in connection therewith, at the Enforcing Party’s request and expense. The Enforcing Party shall keep such other Party(ies) regularly informed of the status and progress of such Action or settlement discussions and shall reasonably consider comments of the other Party(ies) in connection therewith. Notwithstanding anything to the contrary herein, such other Party(ies) may, at its sole discretion and expense, join as a party to such Action or proceeding; provided that, if necessary for standing purposes, such Party(ies) shall so join such Action or proceeding upon the Enforcing Party’s reasonable request and at the Enforcing Party’s expense. Such other Party(ies) shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice in any such Action or proceeding at its own expense.

Section 4.4 Settlements. Notwithstanding anything to the contrary herein, the Enforcing Party shall not settle any Third Party Infringement or Invalidity Allegations without the prior written consent (not to be unreasonably withheld) of (i) DuPont (if CHEMOURS FC or CHEMOURS TT is the Enforcing Party) or (ii) either CHEMOURS FC or CHEMOURS TT (if DuPont is the Enforcing Party), in each case if doing so would (a) adversely affect the validity, enforceability, or scope, or admit non-infringement, of any Licensed IP owned by another Party as Licensor, (b) give rise to liability or any other obligations of the other Party, its Affiliates, or its Sublicensees for which the Party settling the matter is unwilling or unable to, and otherwise does not, provide full indemnification or (c) specifically or by operation of law, grant or waive any of Licensor’s rights under any Licensed IP owned by another Party as Licensor (including the right to exclude or bring an action for recovery of damages).

Section 4.5 Costs, Expenses, and Damages. Any and all amounts recovered by the Enforcing Party in any Action regarding a Third Party Infringement or Invalidity Allegation or settlement thereof shall, unless otherwise agreed, including in an agreement in connection with obtaining consent to settlement, be allocated first to reimburse the Enforcing Party’s out-of-pocket costs and expenses incurred in connection with such Action or settlement and next to DuPont’s (if CHEMOURS FC or CHEMOURS TT is the Enforcing Party) or CHEMOURS FC’s and CHEMOURS TT’s collective (if DuPont is the Enforcing Party) out-of-pocket costs and expenses incurred in connection with such Action or settlement. Any and all such recovered amounts remaining following such initial allocation shall be (i) retained by the Licensee with respect to amounts recovered with respect to any Exclusively Licensed IP licensed to such Licensee, and (ii) otherwise retained by the Licensor.

Section 4.6 Patent Challenge Provision.

(a) During the Term, in the event any Party or its Affiliate (such Party, the “Challenging Party”) determines to initiate or participate in a Patent Challenge against (i) DuPont, any of its Affiliates or any other owner of any of the DuPont Licensed Patents (if CHEMOURS FC or CHEMOURS TT is the Challenging Party) or (ii) CHEMOURS FC or CHEMOURS TT, any of their respective Affiliates or any other owner of any of the CHEMOURS FC Licensed Patents or CHEMOURS TT Licensed Patents (as applicable) (if DuPont is the Challenging Party) (such of DuPont with respect to the foregoing clause (i) or CHEMOURS FC or CHEMOURS TT with respect to the foregoing clause (ii), the “Challenged Party”, and such Patents with respect to such Patent Challenge, the “Challenged Patents”), the Challenging Party shall provide the Challenged Party with at least ninety (90) days prior written notice of such determination (“90 Day Notice Period”), and together with such notice, a competent opinion of counsel outlining the legal position the Challenging Party intends to assert against the Challenged Patents. Without limiting the foregoing, and subject to the remaining provisions of this Section 4.6, the Challenging Party hereby further agrees to bring any such Patent Challenge with respect to any United States Patent in the United States District Court for the District of Delaware in Wilmington, Delaware or the United States Patent and Trademark Office, as applicable. During the 90 Day Notice Period: (i) the Parties may refer this matter to their respective management in order to attempt to resolve the dispute; and (ii) the Challenged Party shall have a right to give notice to the Challenging Party of the Challenged Party’s intent to have the dispute addressed by either binding or non-binding alternative dispute resolution proceedings, held in Wilmington, Delaware or, in the case of EMEA patent properties, in Geneva, Switzerland, in accordance with fair and equitable practices recommended by the American Arbitration Association, and upon providing such notice, any Patent Challenge shall be subject to such alternative dispute resolution proceeding. The Challenged Party may share information concerning any Patent Challenge with a co-owner or licensee of any challenged patent or patent application, and legal counsel.

(b) In the event that the Patent Challenge under the foregoing clause (a) is to be brought in a country that has a time period for bringing a Patent Challenge of four (4) months or less from the Patent grant date, the 90-Day Notice Period shall be reduced to thirty (30) days.

(c) In the event that any Patent Challenge brought under the foregoing clause (a) does not result in final determination that all of the Challenged Patents are invalid and unenforceable, the Challenging Party shall reimburse the Challenged Party for all legal fees and expenses incurred in its defense of the Patent Challenge.

(d) The foregoing Patent Challenge provisions shall not apply in the situation that a Party or its Affiliate is defending itself against any Action asserting the infringement or other violation of the applicable Challenged Patent.

ARTICLE V

DISCLAIMERS; LIMITATIONS OF LIABILITY; OTHER COVENANTS

Section 5.1 Disclaimer. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ALL LICENSES IN THIS AGREEMENT, INCLUDING WITH RESPECT TO ALL PATENTS AND KNOW-HOW (INCLUDING THE DUPONT LICENSED ENGINEERING AND PROCESS STANDARDS AND POLICIES), ARE BEING MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THEIR VALUE OR FREEDOM FROM ANY SECURITY INTERESTS; (B) AS TO TITLE, NONINFRINGEMENT, VALIDITY, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT A PARTY OR ITS AFFILIATES KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE) OR ANY OTHER MATTER, INCLUDING ANY WARRANTY (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, BY COURSE OF DEALING OR OTHERWISE; OR (C) AS TO THE LEGAL SUFFICIENCY TO GRANT ANY RIGHTS THEREIN AND AS TO ANY CONSENTS OR APPROVALS (INCLUDING APPROVALS FROM ANY GOVERNMENTAL ENTITIES) REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AND NEITHER PARTY, NOR ANY OF ITS REPRESENTATIVES, MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO THE LICENSED IP, INCLUDING WITH RESPECT TO THE MATTERS DESCRIBED IN THE FOREGOING CLAUSES (A)-(C). WITHOUT LIMITING THE FOREGOING, EACH LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT ALL LICENSES IN THIS AGREEMENT, INCLUDING WITH RESPECT TO ALL PATENTS AND KNOW-HOW (INCLUDING THE DUPONT LICENSED ENGINEERING AND PROCESS STANDARDS AND POLICIES), ARE BEING MADE “AS IS, WHERE IS,” AND, INTER ALIA, SUBJECT TO ANY AGREEMENTS OF THE PARTIES EXISTING AS OF THE EFFECTIVE DATE, AND EACH LICENSEE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSES IN THIS AGREEMENT, INCLUDING WITH RESPECT TO ALL PATENTS AND KNOW-HOW AND THE DUPONT LICENSED ENGINEERING AND PROCESS STANDARDS AND POLICIES, SHALL PROVE TO BE INSUFFICIENT OR OTHERWISE IMPAIRED.

Section 5.2 Limitations on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS SET FORTH IN, AND SUBJECT TO, THE SEPARATION AGREEMENT, AND EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, INCLUDING THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, THE PATENTS OR KNOW-HOW, OR ANY IMPROVEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, STATUTE, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY, OR OTHER FAULT.

Section 5.3 Compliance. All activities of DuPont, CHEMOURS FC and CHEMOURS TT and their respective Affiliates pursuant to this Agreement shall comply with all applicable Laws, including the export control Laws of the United States.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Disclosure and Use Restrictions. Except as expressly provided herein (including in the Schedules hereto), each Recipient agrees that it shall, and shall cause its Affiliates and its Sublicensees to keep confidential and shall not publish or otherwise disclose any Confidential Technical Information at any time after the Effective Date. A Recipient may use Confidential Technical Information only to the extent within its licensed or retained rights thereto under this Agreement. The restrictions in the two immediately preceding sentences shall not apply (including with respect to DuPont Licensed Engineering and Process Standards, except where otherwise stated) to disclosure of Confidential Technical Information as to which a Party is a Recipient:

(a) to the Recipient’s Affiliates or its or their respective directors, officers, employees, agents, contractors and advisors (“Representatives”) to the extent reasonably necessary for the Recipient to perform its obligations or exercise its rights under this Agreement, provided that such Representatives have undertaken an obligation of secrecy through an agreement with Recipient or its Affiliate or through professional ethical obligations arising out of a professional relationship with Recipient or its Affiliate;

(b) to Third Parties (including suppliers (including contractors), customers and potential customers) (but not in the context of a license or a sublicense), provided that such disclosure is subject to secrecy and non-use obligations of a customary nature for disclosures of confidential Know-How of a similar nature (including that, for the avoidance of doubt, such disclosures shall be consistent with the good faith practices and policies of the Recipient based upon (i) the subject matter (e.g., type and depth (extent or level of detail)) of the applicable Confidential Technical Information and (ii) the identity of the recipient thereof (e.g., the same recipients or similarly situated recipients));

(c) in publications in the ordinary course of business within the fields licensed to or retained by such Recipient hereunder, provided that such disclosure is of the general type of information of the nature that is normally published in trade literature, brochures, technical, business or news publications, MSDS’s and the like without a secrecy obligation;

(d) pursuant to an order of a court or other Governmental Entity or as required by applicable Law (including if required by applicable Law in connection with a Recipient’s good-faith pursuit of a bona fide business interest); provided that the Recipient provides the Licensor to the extent practicable with reasonable advance written notice thereof and uses diligent and commercially reasonable efforts and reasonably cooperates with the Licensor to obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnishes that Confidential Technical Information that it is advised by counsel that it is legally required to furnish;

(e) to the extent such Confidential Technical Information is incorporated into an application for a Patent filed in the ordinary course of business or in related papers (e.g., information disclosure statements, office action responses, appeal briefs, declarations, interference papers) and only to the extent reasonably believed required by applicable Law by Patent counsel for the Recipient in connection with any such application or related papers at the time of such filing or response;

(f) to Recipient’s Sublicensees (or, where DuPont is the Recipient, any of DuPont’s licensees or sublicensees) to the extent reasonably necessary to enable such Persons to exercise any license or sublicense rights (as applicable) that they have been granted to or retained under the Licensed IP licensed pursuant to the terms hereof, provided that wholly owned Affiliates shall be subject to obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI and other Persons shall be subject to secrecy and non-use obligations of a customary nature for disclosures of confidential Know-How of a similar nature (including that, for the avoidance of doubt, such disclosures shall be consistent with the good faith practices and policies of the Recipient based upon (i) the subject matter of (e.g., type and depth (extent or level of detail)) of the applicable Confidential Technical Information) in such context and (ii) the identity of the recipient thereof (e.g., the same recipients or similarly situated recipients); and

(g) subject to Section 7.2, to the extent reasonably necessary in connection with a potential or actual financing or assignment or sale of all or substantially all of the business or assets or any portion thereof to which this Agreement relates to the extent permitted hereunder, provided that such Persons shall be subject to obligations of confidentiality and non-use subject to secrecy and non-use obligations of a customary nature for disclosures of confidential Know-How of a similar nature (including that, for the avoidance of doubt, such disclosures shall be consistent with the good faith practices and policies of the Recipient based upon (i) the subject matter of (e.g., type and depth (extent or level of detail)) of the applicable Confidential Technical Information) in such context and (ii) the identity of the recipient thereof (e.g., the same recipients or similarly situated recipients).

Section 6.2 Notification by the Receiving Party. The Recipient shall promptly notify the Licensor of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Technical Information of the Licensor by any Person which may become known to the Recipient.

Section 6.3 DuPont Licensed Engineering and Process Standards and Policies. Notwithstanding any other provision of this Agreement, the DuPont Licensed Engineering and Process Standards and Policies licensed hereunder shall (a) not be disclosed or provided by CHEMOURS FC or CHEMOURS TT to any Person other than their Affiliates that have a reasonable need to access such information for purposes of conducting the Chemours Business (subject to the terms hereof) and maintain the confidentiality thereof, (b) not include any other Know-How (including any standards, tools, and documents) referenced but not specifically and fully disclosed, explicated, and set forth therein, (c) be implemented and used by CHEMOURS FC and CHEMOURS TT subject to their own training with respect thereto (and DuPont shall have no obligation with respect to any such training), and (d) be destroyed by CHEMOURS FC, CHEMOURS TT or any of their Affiliates, in relevant part, upon CHEMOURS FC, CHEMOURS TT or any of their Affiliates determining that the same has become obsolete or superseded by any other standard, protocol, policy, or process (or, upon the expiration of the one (1) year transition period, following a Change of Control as provided in Section 7.2). The Parties acknowledge that from time to time applicable Law may conflict with and supersede aspects of DuPont Licensed Engineering and Process Standards and Policies.

Section 6.4 Transfer of Know-How. For the avoidance of doubt, nothing under this Agreement shall obligate Licensor to provide or otherwise make available to Licensee any copies or embodiments of any Know-How or make or provide or otherwise make available to Licensee any updates to any Know-How (even if Licensor or its Affiliates updates same for their own use).

Section 6.5 Survival. The confidentiality and nondisclosure obligations of this Article VI shall survive the expiration or termination of this Agreement in perpetuity.

ARTICLE VII

TERM

Section 7.1 Term. Except as provided in Section 7.2, the terms of the licenses and other grants of rights under this Agreement shall as applicable, survive any expiration or earlier termination of this Agreements, and shall extend for the following durations: (a) with respect to each Patent that is included in Licensed IP, until expiration of the last Valid Claim included in such Patent and (b) with respect to all Know-How that is included in Licensed IP, until the earlier of (i) the twentieth (20th) anniversary of the Effective Date (without limiting the perpetual confidentiality and nondisclosure obligations set forth in Article VI) or (ii) when such Know-How becomes subject to an exception provided in the definition of “Confidential Technical Information”, unless earlier terminated pursuant to the provisions hereof (collectively, the “Term”). Except as provided in Section 7.2, after the twentieth (20th) anniversary of the Effective Date (without limiting the perpetual confidentiality and nondisclosure obligations set forth in Article VI), all licenses and reservations concerning the Licensed Know-How (other than the DuPont Licensed Engineering and Process Standards and Policies) shall automatically become fully-paid, perpetual and irrevocable, and each Party shall have the non-exclusive right to use the Licensed Know-How for any and all products and fields of use, including the right to license or sublicense the same to anyone. Except as otherwise expressly set forth in Section 7.2, this Agreement may not be terminated unless agreed to in writing by the Parties.

Section 7.2 Termination of Licenses to the DuPont Licensed Engineering Process Standards and Policies for Change of Control.

(a) In the event of a Change of Control of CHEMOURS FC, CHEMOURS TT or any of their Affiliates to a DuPont Competitor (or to any Affiliate of a DuPont Competitor where such Change of Control would give the DuPont Competitor or any of its Affiliates rights in or access to the DuPont Licensed Engineering Process Standards and Policies, or any successor thereof or thereto, the licenses granted to CHEMOURS FC and CHEMOURS TT with respect to the DuPont Licensed Engineering and Process Standards and Policies shall immediately and automatically terminate; provided that CHEMOURS FC and CHEMOURS TT shall, subject to and only to the extent permitted under Section 2.1(c), be permitted to continue to use such DuPont Licensed Engineering and Process Standards and Policies for a period up to the Standards Adopted Date to the extent necessary to operate and maintain the applicable Chemours Assets (subject to the terms hereof) and transition to alternative engineering process standards and policies.

(b) Upon termination of any license hereunder pursuant to Section 7.2(a), CHEMOURS FC and CHEMOURS TT shall, and shall ensure that the Chemours Sublicensees, within fifteen (15) Business Days of any request by DuPont following the transition period set forth in Section 7.2(a), return to DuPont or, at CHEMOURS FC’s or CHEMOURS TT’s election, destroy all DuPont Licensed Engineering and Process Standards and Policies that are in their possession or control as of the date of termination, including all copies, adaptations, translations and derivative works thereof. Without limiting the foregoing, upon expiration or termination of the license granted in Section 2.1(c), CHEMOURS FC and CHEMOURS TT shall, and shall ensure that the Chemours Sublicensees, within fifteen (15) Business Days of any request by DuPont, return to DuPont, or at CHEMOURS FC’s or CHEMOURS TT’s election destroy all DuPont Licensed Engineering and Process Standards and Policies that are in their possession or control as of the date of expiration or termination, and CHEMOURS FC and CHEMOURS TT shall provide to DuPont a certification from a duly authorized officer of CHEMOURS FC or CHEMOURS TT (as applicable) certifying that CHEMOURS FC or CHEMOURS TT (as applicable) has destroyed all such DuPont Licensed Engineering and Process Standards and Policies, including all copies, adaptations, translations and derivative works thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

Section 8.2 Waiver. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.

Section 8.3 Complete Agreement. This Agreement, including the Appendices, Schedules and Exhibits hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. Without limiting the foregoing, this Agreement amends and restates in its entirety as of the Effective Date that Second Amended and Restated Intellectual Property Cross-License Agreement between the Parties of even date herewith, and all references to such Intellectual Property Cross-License Agreement shall refer to this Agreement. Notwithstanding any other provision in this Agreement to the contrary, for clarity, with respect to any IT Assets in which any Patents or Know-How is contained, stored, represented or embodied, this Agreement shall govern each Party’s rights and obligations with respect to such Patents or Know-How.

Section 8.4 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable, in whole or in part, to (i) an Affiliate or (ii) a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale or other transfer of all or a portion of the business or assets of a Party or its Affiliates to which this Agreement relates, so long as the resulting, surviving or transferee entity assumes all of the applicable obligations of the relevant Party by operation of law or pursuant to a written agreement (provided that, for clarity, CHEMOURS FC and CHEMOURS TT shall not assign their respective rights hereunder with respect to the DuPont Licensed Engineering and Process Standards and Policies to a DuPont Competitor (or to any Affiliate of a DuPont Competitor, or any successor thereof or thereto), where such assignment would give the DuPont Competitor or any of its Affiliates rights in or access to the DuPont Licensed Engineering Process Standards and Policies, without DuPont’s prior written consent, except, subject to Section 7.2, in the case of a Change of Control). No assignment permitted by this Section 8.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement prior to such assignment (or, with respect to any assignments of this Agreement in part, following such assignment with respect to such parts of this Agreement not so assigned). At the written request of a Party, the other Party shall promptly notify the requesting Party in writing of all Persons to which this Agreement or any part hereof has been assigned (and provide any other information reasonably requested in connection therewith).

Section 8.5 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. With respect to this, if a country or other jurisdiction does not permit perpetual confidentiality provisions then such provisions herein shall be interpreted to run for ninety-nine (99) years or the longest term permitted by applicable Law in such location.

Section 8.6 Notices. Except as provided in Section 3.2(e) and without limiting Section 8.7, all notices, requests, claims, demands, and other communications hereunder shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery of an original via overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

If to CHEMOURS FC, to:

The Chemours Company FC, LLC

1007 Market Street

Wilmington, DE 19899

Attention:    Corporate Secretary

If to CHEMOURS TT, to:

The Chemours Company TT, LLC

1007 Market Street

Wilmington, DE 19899

Attention:    Corporate Secretary

If to DuPont, to:

E. I. du Pont de Nemours and Company

1007 Market Street

Wilmington, DE 19898

Attn:    General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn:    Lou R. Kling

            Brandon Van Dyke

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 8.7 Notifications and Elections with respect to CHEMOURS FC and CHEMOURS TT. Notwithstanding anything to the contrary herein, (i) any notices or other rights required to be provided to CHEMOURS FC or CHEMOURS TT or both may be provided to CHEMOURS FC or CHEMOURS TT, at DuPont’s option, and shall be effective as to both CHEMOURS FC and CHEMOURS TT in such event, and (ii) any notices provided, consents or approvals of elections made or activities conducted by CHEMOURS FC or CHEMOURS TT hereunder shall be binding upon both CHEMOURS FC and CHEMOURS TT unless expressly stated otherwise by CHEMOURS FC or CHEMOURS TT in such notice, consent or approval.

Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that all questions concerning the construction or effect of patent applications and patents, and the provisions of the agreement concerning patent challenges, shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

Section 8.9 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of Appendix II (including for the avoidance of doubt, after compliance with all notice and negotiation provisions therein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation, that no adequate remedy at law would exist and damages would be difficult to determine, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.10 Dispute Resolution. The provisions of Appendix II shall govern any Disputes in accordance with the terms thereof.

Section 8.11 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

Section 8.12 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 8.14 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees, and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 8.15 Parties in Interest. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than DuPont, CHEMOURS TT and CHEMOURS FC (and their respective Subsidiaries) and their respective successors and permitted transferees and assigns, any rights or remedies under or by reason of this Agreement.

Section 8.16 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

Section 8.17 Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture, or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) shall not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Chen Wang
Name:	Chen Wang
Title:	Corporate Counsel

THE CHEMOURS COMPANY FC, LLC

By:	/s/ Nigel Pond
Name:	Nigel Pond
Title:	Vice President

THE CHEMOURS COMPANY TT, LLC

By:	/s/ Nigel Pond
Name:	Nigel Pond
Title:	Vice President

Signature Page to Third Amended and Restated Intellectual Property Cross-License Agreement

Appendix I

Certain Definitions

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that Chemours and its Subsidiaries shall not be deemed Affiliates of DuPont or any of its Affiliates.

“Ancillary Agreements” shall mean any agreements to be entered into by and between DuPont or any of its Affiliates, on one hand, and Chemours or any of its Affiliates, on the other hand in connection with the transactions contemplated under the Separation Agreement.

“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

“Chemours” shall mean The Chemours Company.

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) Patents; (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) Know-How; (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

Appendix I-1

“IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that Chemours and its Subsidiaries shall not be deemed Subsidiaries of DuPont or any of its Affiliates.

Appendix I-2

Appendix II

Dispute Resolution

Section 1.1 Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 1.2 of this Appendix II, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 1.2 Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. The arbitrators shall be attorneys with experience in intellectual property disputes.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 1.2(e) of this Appendix II, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 8.9. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) any Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

Appendix II-1

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the parties in the manner it deems fit.

(g) Arbitration under this Appendix II shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

Section 1.3 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 1.3 of this Appendix II (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 1.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Appendix II with respect to all matters not subject to such dispute resolution.

Appendix II-2

Section 1.5 Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Appendix II-3